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                     September 29, 2020

       Laura Clague
       Chief Financial Officer
       Retrophin, Inc.
       3721 Valley Centre Drive, Suite 200
       San Diego, CA 92130

                                                        Re: Retrophin, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-36257

       Dear Ms. Clague:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences